Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP 525 UNIVERSITY AVENUE PALO ALTO, CALIFORNIA 94301 __________________ TEL: (650) 470-4500 FAX: (650) 470-4570 www.skadden.com January 31, 2014	FIRM/AFFILIATE OFFICES
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Broadcom Corporation

5300 California Avenue

Irvine, California 92617

Re:	Broadcom Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Broadcom Corporation, a California corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) on the date hereof, relating to the registration by the Company of 33,408,689 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), with 26,145,931 shares of Common Stock authorized for issuance pursuant to the Broadcom Corporation 2012 Stock Incentive Plan, 5,447,069 shares of Common Stock authorized for issuance pursuant to the Broadcom Corporation 1998 Employee Stock Purchase Plan, as amended and restated as of February 16, 2012, and as further amended by Amendment No. 1 thereto on October 18, 2013 and 1,815,689 shares of Common Stock authorized for issuance pursuant to the Broadcom Corporation 2007 International Employee Stock Purchase Plan, as amended and restated as of February 16, 2012, and as further amended by Amendment No. 1 thereto on October 18, 2013 (together, the “Plans”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Broadcom Corporation

January 31, 2014

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the Registration Statement;

(b) the Second Amended and Restated Articles of Incorporation of the Company;

(c) the Bylaws of the Company, as amended and as certified by DeAnn F. Work, Assistant Secretary of the Company;

(d) the Plans; and

(e) certain resolutions of the Board of Directors of the Company, as certified by DeAnn F. Work, Assistant Secretary of the Company.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Our opinion set forth below is limited to the corporate laws of the State of California that, in our experience, are normally applicable to transactions of the type contemplated by the Registration Statement (including applicable provisions of the California constitution and reported judicial interpretations interpreting California corporate laws) and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinion herein stated. The Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Broadcom Corporation

January 31, 2014

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that when (a) the Registration Statement becomes effective under the Act, and (b) the Company’s transfer agent for the Common Stock has appropriately registered the issuance of the Shares in the books and records of the Company, and an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with said transfer agent has been issued by said transfer agent, in each case, against payment for the Shares in accordance with the Plans and the Award Agreements (as defined below), the issuance and sale of such Shares will have been duly authorized, and such Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion we have assumed that:

a)	each award agreement under which options or other equity awards are granted or awards of Shares are made pursuant to the Plans (collectively, the “Award Agreements”) is consistent with the applicable Plan and has been duly authorized, validly executed and delivered by the parties thereto; and

b)	the consideration received by the Company for each Share delivered pursuant to the applicable Plan shall not be less than the per share par value of the Common Stock.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP